EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2018 Results

•	Second Quarter Net Income of $52.9 Million and Earnings Per Share of $4.53

•	First Half Net Income and Earnings Per Share down 10.4% and 9.5% versus First Half of 2017

•	Continued Margin Compression Due to Raw Material Costs

•	322,753 Shares Repurchased in the First Half of 2018

Richmond, VA, August 8, 2018 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2018.
Net income for the second quarter of 2018 was $52.9 million, a decrease of 15.7% compared to net income of $62.7 million for the second quarter of 2017. Earnings per share declined 14.4% to $4.53 per share from $5.29 per share in the prior year period. For the first half of 2018, net income was $113.5 million, or $9.67 per share, compared to net income of $126.7 million, or $10.69 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2018 were $596.2 million, up 9.6% versus the same period last year, due mainly to higher shipments, increased selling prices, and foreign currency exchange. Petroleum additives operating profit for the second quarter of 2018 was $71.5 million, a 21.6% decrease over second quarter operating profit last year of $91.3 million. The decrease was due mainly to higher raw material and conversion costs plus, unfavorable changes in foreign currency exchange, which were only partially offset by increased selling prices and shipments. Petroleum additives operating margin for the quarter was 12.0% compared to 16.8% in the prior-year quarter. During the quarter, we continued to see raw material prices increase as they have over the past several quarters. Shipments between quarterly periods were up 2.3% from the same period last year with increases in both lubricant additives and fuel additives shipments. Europe and Latin America were the main regions contributing to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
Petroleum additives sales for the first half of the year were $1.2 billion compared to sales in the first half of last year of $1.1 billion, or an increase of 9.1%. This increase was due mainly to higher shipments, foreign currency exchange and increased selling prices. Petroleum additives operating profit for the first half of the year was $155.7 million compared to $186.7 million for the first half of 2017, or a decrease of 16.6%. The decrease was due mainly to higher raw material costs and conversion costs. Petroleum additives operating margin for the first six months of 2018 was 13.2% compared to 17.2% in the prior-year six month period. Shipments increased 1.3% between periods, with increases in lubricant additives shipments partially offset by decreases in fuel additives shipments. Europe, Latin America and Asia Pacific were the main regions contributing to the increase in lubricant additives shipments. Europe and North America were the primary drivers for the decrease in fuel additives shipments, partially offset by increases in Latin America.
The disappointing operating margins we have experienced this year in our petroleum additives business are directly related to the continued increases in raw material costs we have seen over the past two years. Although we have made some progress in adjusting our selling prices to offset the effects of the higher costs, we have not been able to adjust sufficiently to offset the cost increases and the lag between when price increases go into effect and when we begin to see margin recovery. This lag will continue until we see a period where raw material costs stabilize in the marketplace. Margin improvement will remain our top priority throughout the rest of this year.
During the first half of 2018, we funded capital expenditures of $42.6 million, paid dividends of $40.8 million and repurchased 322,753 shares of our common stock for a total of $123.3 million, through a combination of borrowing under our revolving credit facility, cash on hand, and cash from operations.

We are committed to providing long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all of our stakeholders.

Sincerely,
Thomas E. Gottwald

The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, August 9, 2018, to review second quarter 2018 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 16, 2018 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 34112. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; current and future governmental regulations; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2017 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Petroleum additives	$596,202	$544,153	$1,183,110	$1,084,186
All other (a)	2,750	3,035	5,087	5,820
Total	$598,952	$547,188	$1,188,197	$1,090,006
Segment operating profit:
Petroleum additives	$71,530	$91,255	$155,670	$186,668
All other (a)	406	815	329	1,850
Segment operating profit	71,936	92,070	155,999	188,518
Corporate unallocated expense	(4,967)	(4,681)	(10,631)	(11,027)
Interest and financing expenses	(5,565)	(5,360)	(10,729)	(10,932)
Other income (expense), net	8,161	3,261	16,237	6,964
Income before income tax expense	$69,565	$85,290	$150,876	$173,523
Net income	$52,885	$62,728	$113,450	$126,665
Earnings per share - basic and diluted	$4.53	$5.29	$9.67	$10.69

Notes to Segment Results and Other Financial Information
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to income before income tax expense.
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$598,952	$547,188	$1,188,197	$1,090,006
Cost of goods sold	453,093	383,717	885,555	757,693
Gross profit	145,859	163,471	302,642	332,313
Selling, general, and administrative expenses	41,999	39,373	82,912	79,853
Research, development, and testing expenses	36,729	37,019	71,024	75,149
Operating profit	67,131	87,079	148,706	177,311
Interest and financing expenses, net	5,565	5,360	10,729	10,932
Other income (expense), net	7,999	3,571	12,899	7,144
Income before income tax expense	69,565	85,290	150,876	173,523
Income tax expense	16,680	22,562	37,426	46,858
Net income	$52,885	$62,728	$113,450	$126,665
Earnings per share - basic and diluted	$4.53	$5.29	$9.67	$10.69
Cash dividends declared per share	$1.75	$1.75	$3.50	$3.50

Notes to Consolidated Statements of Income
Certain prior year amounts have been reclassified to reflect the adoption of Accounting Standard Update No. 2017-07, "Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". There was no impact to net income.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$109,789	$84,166
Trade and other accounts receivable, less allowance for doubtful accounts ($182 - 2018; $215 - 2017)	372,156	335,317
Inventories	379,551	383,097
Prepaid expenses and other current assets	31,343	31,074
Total current assets	892,839	833,654
Property, plant, and equipment, at cost	1,450,101	1,474,962
Less accumulated depreciation and amortization	800,664	822,681
Net property, plant, and equipment	649,437	652,281
Intangibles (net of amortization) and goodwill	139,179	144,337
Prepaid pension cost	77,731	66,495
Deferred income taxes	4,149	4,349
Deferred charges and other assets	10,495	11,038
Total assets	$1,773,830	$1,712,154
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$143,918	$159,408
Accrued expenses	94,635	107,999
Dividends payable	18,523	19,055
Income taxes payable	11,722	16,340
Other current liabilities	11,221	13,991
Total current liabilities	280,019	316,793
Long-term debt	759,843	602,900
Other noncurrent liabilities	181,487	190,812
Total liabilities	1,221,349	1,110,505
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,465,814 at June 30, 2018 and 11,779,978 at December 31, 2017)	0	0
Accumulated other comprehensive loss	(144,942)	(145,994)
Retained earnings	697,423	747,643
Total shareholders' equity	552,481	601,649
Total liabilities and shareholders' equity	$1,773,830	$1,712,154

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2018	2017
Net income	$113,450	$126,665
Depreciation and amortization	35,220	24,623
Cash pension and postretirement contributions	(13,756)	(12,936)
Noncash pension and postretirement expense	3,223	4,055
Working capital changes	(74,506)	(51,376)
Capital expenditures	(42,601)	(85,211)
Net borrowings (repayments) under revolving credit facility	157,000	(129,574)
Issuance of 3.78% senior notes	0	250,000
Repurchases of common stock	(123,316)	0
Dividends paid	(40,821)	(41,484)
All other	11,730	1,119
Increase in cash and cash equivalents	$25,623	$85,881

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$52,885	$62,728	$113,450	$126,665
Add:
Interest and financing expenses, net	5,565	5,360	10,729	10,932
Income tax expense	16,680	22,562	37,426	46,858
Depreciation and amortization	17,270	12,045	34,649	24,079
EBITDA	$92,400	$102,695	$196,254	$208,534